AllDigital Holdings, Inc.

Board of Directors Compensation Plan

(Effective as of February 11, 2014)

Retainers

Each independent director will receive the following upon initial appointment or election to the Board of Directors of AllDigital Holdings, Inc.:

●	An option to purchase 150,000 shares of common stock of AllDigital Holdings, Inc., at an exercise price equal to the closing bid price on the date immediately prior to the appointment date; and subject to accelerated vesting upon a change of control of the company. Otherwise, there are no unique vesting conditions.

●	A cash payment of $5,000.

Each independent director serving on the Board of Directors of AllDigital Holdings, Inc. will receive the following upon each annual anniversary of the date he or she was initially appointed or elected date to the Board of Directors of AllDigital Holdings, Inc.:

●	An option to purchase 75,000 shares of common stock of AllDigital Holdings, Inc., at an exercise price equal to the closing bid price on the date immediately prior to the applicable anniversary date; and subject to accelerated vesting upon a change of control of the company. Otherwise, there are no unique vesting conditions.

●	A cash payment of $5,000.

Meeting Expenses

AllDigital Holdings, Inc. will reimburses all directors for their reasonable and accountable expenses incurred in connection with attending Board of Directors and Committee meetings.